Exhibit 10.3
EXECUTIVE MUST SIGN THIS AGREEMENT
ON OR AFTER HIS LAST DAY OF EMPLOYMENT
GENERAL RELEASE OF CLAIMS
This Release of Claims (this “Agreement”) is entered into by and between Aircastle Advisor, LLC (the “Company”), and David Walton (“Executive”) on the below-indicated date.
WHEREAS, Executive and the Company entered into an Employment Agreement dated December 7, 2010 (the “Employment Agreement”), pursuant to which Executive is subject to certain restrictive covenants that apply following the date of Executive’s termination of employment with the Company for any reason;
WHEREAS, Executive’s employment with the Company has been terminated by Executive pursuant to Section 5(a) of the Employment Agreement; and
WHEREAS, Executive and the Company have agreed to amend the restrictive covenants set forth in the Employment Agreement (and in any other agreement between the Company and Executive or to which Executive is a party) in the manner described in Section 5 hereof.
NOW, THEREFORE, in consideration of the promises, covenants and agreements herein contained, together with other good and valuable consideration, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

1.
Executive General Release of Claims. Executive, on Executive’s own behalf and on behalf of Executive’s estate, heirs, family members, successors and assigns, hereby voluntarily, knowingly and willfully forever releases and discharges the Company and each of its affiliates, successors, assigns, employees, officers, directors, representatives, shareholders, agents and all persons acting by, through, under or in concert with the Company in both their official and personal capacities (the “Releasees”) from any and all claims, whether or not known, accrued, vested or ripe, that Executive has or may have against the Releasees arising (i) from the beginning of time through the date upon which Executive signs this Agreement, and (ii) from or in any way related to Executive’s employment with the Company or the termination of that employment relationship, including, but not limited to, any such claim for an alleged violation of the following statutes and court-made legal principles:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•
Any claim arising under the provisions of the False Claims Act, 31 U.S.C.A. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Executive Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers’ Benefit Protection Act of 1990, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Connecticut Fair Employment Practices Act;

•	Connecticut labor laws, as contained in Title 31 of the General Statutes of Connecticut;

•	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	any claims arising out of or related to an express or implied employment contract (including, without limitation, the Employment Agreement, or a covenant of good faith and fair dealing;

•	any public policy, contract, tort, or common law; or

•	any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Executive may have: (i) for indemnification under any written indemnification agreement by and between Executive and the Company and/or under applicable law or the Company’s charter or bylaws; (ii) under any applicable insurance coverage(s) (including but not limited to directors’ and officers’ liability insurance coverage); (iii) to the Accrued Benefits under Section 5(a) of the Employment Agreement; or (iv) to the entitlements under Sections 6(d) or 9(k) of the Employment Agreement.

2.
Company General Release of Claims. The Company also agrees to waive all known or unknown claims against Executive, but such waiver shall exclude, whether known or unknown: (a) any claims arising out of alleged criminal or fraudulent conduct by Executive in connection with his activities as an employee of the Company and (b) a violation of any securities or other governmental laws, rules or regulations relating to Executive’s duties as an employee of the Company. Notwithstanding the foregoing, the Company does not release its right to have Executive perform his obligations under this Agreement (including, without limitation, his obligations under Section 5 hereof).

3.
Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company or the other Releasees in any forum or form. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Executive disclaims and waives any right of reinstatement with the Company.

4.
Benefits and COBRA. Except as otherwise provided in this Section 4, effective as of his last day of employment with the Company, Executive will cease all health benefit coverage and other benefit coverage provided by the Company. Executive acknowledges that the Company has advised Executive of any rights that Executive or his eligible dependants may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

5.
Restrictive Covenants. Executive and the Company acknowledge and agree that each of the restrictive covenants to which Executive is subject as of the date hereof (including without limitation, the provisions set forth in Section

6 of the Employment Agreement or in any other agreement between the Company and Executive or to which Executive is a party) shall continue to apply in accordance with their terms for the applicable periods with respect thereto, provided that Executive and the Company hereby agree that in exchange for the agreement to hereby amend the non-competition clause set forth in Section 6(a) of the Employment Agreement by replacing “six (6)” with “two (2)” and the Company’s waiver hereby of any other non-competition clause set forth in any other agreement between the Company and Executive or to which Executive is a party (including, without limitation, any restricted stock agreement between the Company and Executive), Executive and the Company hereby agree to extend the non-solicitation clauses with respect to employees and clients of the Company set forth in Sections 6(b) and 6(c) of the Employment Agreement from a period of twelve (12) months to a period of eighteen (18) months following the termination of Executive’s employment with the Company.

6.
Public Filings; Press Releases. The Company will disclose the existence and terms of this Agreement, and will file this Agreement with the Securities and Exchange Commission in satisfaction of its reporting obligations under the Securities Exchange Act of 1934, as amended.

7.	Return of Personal Property. Executive has returned to the Company all items of the Company’s property in Executive’s possession.

8.
Notices. All notices, demands, consents or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

To the Company:                Aircastle Advisor LLC
                            300 First Stamford Place, 5th Floor,
                            Stamford, Connecticut 06902
                            Attention: Human Resources
To Executive:                    At address currently on the Company’s                         records

9.
Governing Law and Interpretation. This Agreement shall be governed and controlled by and in accordance with the laws of the State of Connecticut without regard to its conflict of laws provision. In the event Executive or the Company breaches any provision of this Agreement, Executive and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Venue for any action brought to enforce the terms of this Agreement or for breach thereof shall lie in any court of competent jurisdiction in Stamford, Connecticut. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The Parties affirm that this Agreement is the product of negotiation and agree that it shall not be construed against either Party on the basis of sole authorship.

10.
No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration set forth in the Employment Agreement shall be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

11.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of Executive and the Company.

12.
Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties, except with respect to certain provisions of other prior agreements specifically incorporated by reference herein. Each party acknowledges that such party has not relied on any representations, promises, or agreements of any kind made to such party in connection with the other party’s decision to enter into this Agreement, except for those set forth in this Agreement.

13.
Consultation with Attorney; Voluntary Agreement. Executive acknowledge that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, (c) Executive is entering into this Agreement, including the releases set forth in Section 1 hereof, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to the benefits described in the applicable sections of the Employment Agreement in the absence of this Agreement.

14.
Revocation. Executive acknowledges that Executive has been given twenty-one (21) calendar days to consider the terms of this Agreement, although Executive may sign it sooner. Executive agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Executive will have seven (7) calendar days from the date on which Executive sign this Agreement to revoke Executive’s consent to the terms of this Agreement. Such revocation must be in writing and sent via by hand delivery or facsimile to Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902, Attention: Human Resources / Fax: 203-547-6338. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, this Agreement shall not become effective. Provided that Executive does not revoke this Agreement within such seven-day period, this Agreement shall become effective on the eighth calendar day after the date on which Executive signs this Agreement.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the below-written date.
AIRCASTLE ADVISOR LLC
By: /s/ Ron Wainshal    September 5, 2014
Date
DAVID WALTON
By: /s/ David Walton    September 5, 2014
Date

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